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                                                                   Exhibit 10(a)


                               RESELLER AGREEMENT

         This Reseller Agreement ("Agreement") dated this 2nd day of September, 1997, by and between Moore U.S.A, Inc., a Delaware Corporation with offices at 275 N. Field Drive Lake Forest, IL 60045 ("Moore") and Angstrom Technologies, Inc. a Delaware corporation with offices at 1895 Airport Exchange Blvd., Suite 110, Erlanger, KY 41018 ("Angstrom") are mutually desirous of entering into an Agreement pursuant to which Angstrom will provide Moore with certain products and Moore may purchase such products from Angstrom.

1.       DEFINITIONS
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                  1.1. "Products" shall mean readers/scanners and fluorescent inks as more fully set forth on Schedule A.

                  1.2 Territory shall mean the world.

                  1.3 Applications shall mean applications for Products identified by Moore in connection with any bid being developed by Moore.

2.       APPOINTMENT
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Subject to the terms and conditions set forth herein, Angstrom hereby appoints
Moore as its non-exclusive reseller for the Products in the Territory. As Angstrom's reseller, Moore will have the right to obtain Products from Angstrom and to market and distribute such Products to customers and for Applications identified in the Territory.

3.       PAYMENT
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Payment for Products will be in United States dollars and will be subject to all applicable governmental regulations and rulings, including the withholding of any taxes required by law.

4.       TERMS AND CONDITIONS FOR SUPPLY OF PRODUCTS
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         4.1 ORDERS All purchases and sales between Moore and Angstrom will be initiated by Moore's issuance of written purchase orders sent via airmail or facsimile. Additionally, Moore may initiate purchase orders verbally, provided that it confirms such orders in writing within seven (7) shipping days. All orders will state unit quantities, unit descriptions, requested delivery dates, and shipping instructions. The use of any acknowledgement or other instrument by Angstrom in connection with this Agreement shall be considered only as a convenience for the Angstrom, and any provision therein shall not modify, supersede or supplement the terms and conditions of this Agreement.

         4.2 SHIPPING All Products delivered pursuant to the terms of this Agreement will be suitably packed for shipment in standard containers, marked for shipment to Moore's address set forth above or to an address specified in Moore's purchase order, and delivered to a carrier


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or forwarding agent chosen by Moore. Shipment will be F.O.B. Angstrom's manufacturing or warehousing facility ("Delivery Point"). All freight, insurance and other shipping expenses from the Delivery Point, as well as any special packing expenses requested by Moore will be borne by Moore. Risk of loss passes to Moore on acceptance by Moore.

         4.3 INSPECTION AND ACCEPTANCE Moore will inspect all Products for obvious physical damage upon receipt thereof and may reject any Product that fails in a material way. Any Product not properly rejected within thirty (30) days of receipt of that Product (the "Rejection Period") will be deemed accepted. To reject a Product, Moore will, within the Rejection Period, notify Angstrom of its rejection and request a return material authorization number from Angstrom. As promptly as possible, Angstrom will, at Moore's option and expense either replace or credit Moore for the returned Products.

5.       PRICE AND PAYMENT
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         5.1 PRICE The purchase price to Moore for Products is noted in Schedule
A, or pursuant to specific pricing as agreed to by both parties pursuant to an alternate requirement with respect to meeting a specific customer bid.

         5.2 PAYMENT Angstrom will issue invoices to Moore upon shipment of Products to Moore or its customer. Moore will pay such invoices within thirty
(30) days of the date of receipt of such invoice. In the event that Moore becomes more then sixty (60) days delinquent in the payment of any sum due hereunder, Angstrom shall have right to suspend performance until such delinquency is corrected.

         5.3 PRICE CHANGES Angstrom reserves the right to revise the prices charged for Products upon ninety (90) days notice to Moore. Price increases will apply to all purchase orders received after the effective date of the revision. Decreases in Angstrom's list prices will apply to all accepted but unshipped orders.

         5.4 ADDITION/DELETION OF PRODUCTS Angstrom may at its own discretion may from time to time amend Schedule A to include or delete such Products as it deems necessary. Angstrom will provide Moore with one hundred twenty (120) days notice of such change and in the event of a deletion, Moore shall have the option of purchasing all remaining inventory or portion thereof of the discontinued products.

         5.5 TAXES All amounts due under this Section are payable in full to Angstrom without deduction and are net of taxes (including any withholding tax) customs duties or other charges.

6.       ADDITIONAL OBLIGATIONS OF ANGSTROM
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         6.1 PROMOTION OF PRODUCTS Angstrom will, at its own expense, use its reasonable efforts to actively promote the Products. Such promotion may include but is not limited to:



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             (i) advertising the Products in trade publications,
participating in appropriate trade shows, and directly soliciting orders from customers for the Products within the Territory;

             (ii) providing adequate contact with existing and potential customers within the Territory on a regular basis, consistent with good business practice; and

             (iii) assisting Moore in assessing customer requirements for the Products, including modifications and improvements thereto, in terms of quality, design, functional capability, and other features.

         6.2 LEAD TIMES Products will be supplied to Moore in accordance with Angstrom's published lead times or in connection with forecasts established between Moore and Angstrom.

         6.3 MARKETING MATERIALS Angstrom will provide Moore with marketing and sales information concerning the Products. Upon the execution of this Agreement, at Angstrom's expense, Angstrom will provide Moore with a reasonable supply of its brochures, instructional materials, advertising literature, and other associated data for the Products that Angstrom deems necessary.

         6.4 TRAINING Upon request, Angstrom may provide sales and marketing training to Moore's employees free of charge at a location and manner which can be mutually determined.

7.       TERM AND TERMINATION
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         7.1 This Agreement shall be in effect for five (5) years from the date first written above (initial term), unless earlier terminated in accordance with this Agreement. This Agreement will automatically renew for an additional one
(1) year terms, unless either party provides the other with written notice at least ninety (90) days in advance of the end of such initial term or any such additional term.

         7.2 This Agreement may be terminated by either party upon thirty (30) days written notice, if a party hereto (i) breaches any term or condition of this Agreement and fails to remedy the breach within thirty (30) days after being given notice thereof, (ii) becomes the subject of any voluntary or involuntary proceeding under U.S. Bankruptcy Code or state insolvency proceeding or similar proceeding or (iii) cease to be actively engaged in business.

         7.3 In the event of a termination or expiration of this Agreement, Moore will have the right to terminate all outstanding purchase orders. Those purchase orders not terminated will remain subject to the provisions of this Agreement.

         7.4 Moore will not by reason of the expiration or termination of this Agreement in accordance with the provisions of this Agreement, be liable to the Angstrom for any compensation, reimbursement or damages whatsoever, including without limitation loss of prospective profits or anticipated sales or on account of expenditures, investments, leases, or


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commitments made in connection with this Agreement or the anticipation of extended performance hereunder. In the event of such termination, Angstrom agrees that it shall take no action whatsoever to impede the conduct of Moore's business in the Territory or anywhere else throughout the world.

8.       CONFIDENTIALITY
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         8.1 Moore and Angstrom are parties to a confidentiality agreement dated
October 10, 1996 the terms and conditions of which shall govern any future disclosures.

         8.2 All proprietary notices incorporated in, marked on, or fixed to the Products by Angstrom will not be removed by Moore.

9. LIABILITY MOORE'S LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE VALUE OF THE PRODUCTS PURCHASED IN THE PRECEDING SIX (6) MONTH PERIOD OR $10,000 WHICHEVER IS LESS. IN NO EVENT, WILL MOORE HAVE ANY LIABILITY FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS, LOSS OF DATA OR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, ARISING IN ANY WAY OUT OF THIS AGREEMENT UNDER ANY CAUSE OF ACTION, WHETHER OR NOT MOORE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THESE LIMITATIONS WILL APPLY NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

10.      WARRANTIES
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         10.1 Angstrom warrants for a period of one (1) year from the date of manufacture, that all Products are free from defect in materials and workmanship and conform substantially to specifications delivered to Moore. This warranty shall not extend to Products which Angstrom determines have been tampered with or damaged during shipment. FURTHER, ANGSTROM DOES NOT WARRANT THAT ITS PRODUCTS ARE FIT, LEGALLY OR OTHERWISE, FOR THEIR INTENDED PURPOSE OR USE. ANGSTROM AT MOORE'S OPTION SHALL REPLACE OR REWORK THE DEFECTIVE PRODUCTS OR RETURN THE PORTION OF THE PURCHASE PRICE APPLICABLE TO THE DEFECTIVE PRODUCTS.

         10.2 THE FOREGOING COMPRISES ANGSTROM'S SOLE AND ENTIRE WARRANTY, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, AND INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

11. INDEMNIFICATION Angstrom shall indemnify and hold Moore harmless against any losses, claims, damages, judgments, liabilities or expenses (including reasonable attorney's fees


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and expenses) including claims of infringement as to anything arising in connection with its performance under this Agreement or any actions, failure to act, representations or omissions, of Angstrom, its employees, agents or authorized assigns.

12.      MISCELLANEOUS
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         12.1 GOVERNING LAW This Agreement will be governed by the laws of the
State of Illinois, excluding its conflict of laws provisions and the parties agree in the In Personam jurisdiction and exclusive subject matter jurisdiction of the courts situated in Illinois in regard to any claim arising under this Agreement.

         12.2 RELATIONSHIP The relationship of Angstrom and Moore established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed (i) to give either party the power to direct or control the day-to-day activities of the other (ii) to constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking to authorize either party or (iii) to make any statements or representations or create any legal obligation on behalf of the other. All sales and other agreements between Angstrom and its customers are the Angstrom's exclusive responsibility and will not affect Moore's obligations under this Agreement. Angstrom will be solely responsible for, and will indemnify, defend and hold Moore harmless against all claims, damages, and lawsuits arising from the acts and omissions of Angstrom, its employees, servants, agents or any of them.

         12.3 ASSIGNMENT, MODIFICATION SEVERABILITY Neither party shall assign or otherwise transfer this Agreement without the prior express written consent of the other party, such consent not to be unreasonably withheld. This Agreement shall not be modified or altered except by written instrument duly executed by both parties. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

         12.3.1 SUBCONTRACTOR From time to time it may be necessary to subcontract all or a portion of this Agreement to third parties. Moore agrees to provide reasonable advance notice to Angstrom of the name of the subcontractor for approval by Angstrom, with such approval not to be unreasonably withheld. Moore will ensure that its subcontractors execute a non-disclosure agreement similar to that existing between Moore and Angstrom and that the subcontractor complies with all reasonable security requests made by Angstrom.

         12.4 DISPUTE RESOLUTION In the event a dispute arises between Moore and Angstrom relating to this Agreement the parties agree, prior to either party pursuing other available remedies to conduct a meeting regarding the dispute, to be attended by representatives with decision-making authority, to attempt in good faith to negotiate a mutually acceptable resolution of the dispute. If within thirty (30) days after the first day of such meeting the parties have not successfully concluded a resolution, then the parties agree to submit the dispute to non-binding arbitration, Alternative Dispute Resolution ("ADR"), under the then current rules of the


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American Arbitration Association applicable to the resolution of commercial disputes in Chicago, Illinois. Arbitration shall be by three (3) arbitrators, one to be selected by each party and the third to be selected by mutual agreement of the parties. If no agreement is reached as to the third arbitrator, then the American Arbitration Association shall select the third arbitrator. Should the ADR not be agreed upon or not result in a final resolution of the dispute then either party may pursue other available remedies.

         12.5 FORCE MAJEURE Neither party shall be liable to the other for any default hereunder if such default is caused by an event beyond such party's reasonable control, including without limitation acts or failures to act, strikes or labor disputes, component shortages, unavailability of transportation, floods, fires, governmental requirements and acts of God (a "Force Majeure Event"). In the event of threatened or actual non-performance as a result of any of the above causes, the non-performing party will exercise commercially reasonable efforts to avoid and cure such non-performance. The provisions of this Section 12.5 shall not excuse Moore's or Angstrom's failure to pay any credit or make any payment requested hereunder when due.

         12.6 All notices, consents and other communications between the parties shall be in writing and shall be sent by either first class mail, certified or registered return receipt requested, or by facsimile transmission with the confirmation sent via first class mail or by overnight courier to each party at the above referenced address.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

MOORE U.S.A., INC.                         ANGSTROM TECHNOLOGIES, INC.

By:  /s/ Sheldon B. Saidman                         By:  /s/ Daniel A. Marinello
     ----------------------                              -----------------------

Name:  Sheldon B. Saidman                           Name:  Daniel A. Marinello

Title:  V.P. Product Management &                   Title:  President & CEO
               Development
         Moore Document Solutions